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                                                                EXHIBIT  99

For Immediate Release                              Contact: John T. O'Neill
July 14, 1994                                       Telephone: 401-431-8500


                    HASBRO, INC. ANNOUNCES REVENUES AND
                      EARNINGS FOR SECOND QUARTER 1994


      Pawtucket, RI (July 14, 1994) -- Hasbro, Inc. (HAS:ASE) today reported results for its second quarter ended June 26, 1994.

      Revenues were $444,324,000, a decrease from the $515,551,000 reported in the second quarter of 1993. Net earnings for the quarter were $1,634,000, down from the $27,150,000 reported last year. Earnings per share were $.02 compared to $.30 a year ago. The weighted average number of common shares outstanding was 89,836,000 compared to 89,926,000 a year earlier.

      For the year to date, revenues totaled $933,457,000, a 7% decrease from the $1,002,587,000 in 1993. Earnings before accounting change for the six months were $28,351,000, or $.32 per share, compared to the $53,730,000, or $.60 per share a year ago. Net earnings and earnings per share for the six months, after an accounting change recorded in the first quarter of 1994, were $24,069,000 and $.27, respectively. The weighted average number of shares outstanding was 89,968,000 for the first six months of 1994 and 89,783,000 for the same period of 1993.

      "Our results this quarter are consistent with those indicated on June 16", said Alan G. Hassenfeld, Chairman and Chief Executive Officer.

      "As anticipated, many of our international units grew from their second quarter 1993 levels despite being adversely impacted by the effect of the strengthened U.S. dollar", he continued. "Domestically, however, the record levels of 1993 revenues, helped by the mid-quarter introduction of our Jurassic Park(TM) and Barney(R) products, could not be sustained. As noted in our earlier announcement, data from several of our larger customers indicates that purchases of our products by consumers are ahead of 1993 levels which leads us to believe that retailers will place a greater percentage of their orders for immediate delivery during the second half of the year, specifically for shipment during the fourth quarter."

      Mr. Hassenfeld concluded by noting, "With the new joint venture we are forming with Connector Set Limited Partnership to distribute the K'NEX(R) line of construction toys internationally, the soon to be completed acquisition of the game and puzzle business of Western Publishing and the new products and relationships which we have under contract and development, we are enthusiastic about 1995 and beyond."

                                   # # #
                             (Tables Attached)



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                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS


(Thousands of Dollars and Shares Except Per Share Data)


                                    Quarter Ended          Six Months Ended
                                 -------------------     --------------------
                                 Jun. 26,   Jun. 27,     Jun. 26,    Jun. 27,
                                   1994       1993         1994        1993
                                 --------   --------     --------    --------
Net Revenues                     $444,324    515,551      933,457   1,002,587
Cost of Sales                     203,178    221,520      411,378     429,541
                                  -------    -------    ---------   ---------
Gross Profit                      241,146    294,031      522,079     573,046
Amortization                        8,805      8,717       17,598      17,376
Royalties, Research and
 Development                       55,102     55,880      105,422     103,283
Advertising                        60,428     67,775      124,987     135,612
Selling, Distribution and
 Administrative                   109,980    113,807      220,270     223,366
                                  -------    -------    ---------   ---------
Operating Profit                    6,831     47,852       53,802      93,409
Interest Expense                    4,609      6,133       10,045      10,548
Other (Income), Net                  (435)    (2,072)      (2,343)     (3,801)
                                  -------    -------    ---------   ---------
Earnings Before Income Taxes and
 Cumulative Effect of Change in
 Accounting Principles              2,657     43,791       46,100      86,662
Income Taxes                        1,023     16,641       17,749      32,932
                                  -------    -------    ---------   ---------
Net Earnings Before Cumulative
 Effect of Change in Accounting
 Principles                         1,634     27,150       28,351      53,730
Cumulative Effect of Change in
 Accounting Principles                  -          -       (4,282)          -
                                  -------    -------    ---------   ---------
Net Earnings                     $  1,634     27,150       24,069      53,730
                                  =======    =======    =========   =========

Per Common Share
  Net Earnings Before Cumulative
   Effect of Change in Accounting
   Principles                    $    .02        .30          .32         .60
                                  =======    =======    =========   =========

  Net Earnings                   $    .02        .30          .27         .60
                                  =======    =======    =========   =========

  Cash Dividends Declared        $    .07        .06          .14         .12
                                  =======    =======    =========   =========
Weighted Average Number of
 Shares                            89,836     89,926       89,968      89,783
                                  =======    =======    =========   =========




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                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Jun. 26,        Jun. 27,
                                                      1994            1993
                                                    --------        --------
                   Assets

  Cash and Temporary Investments                  $   46,427          16,611
  Accounts Receivable, Net                           635,893         647,899
  Inventories                                        338,444         315,025
  Other                                              153,075         141,262
                                                   ---------       ---------
  Total Current Assets                             1,173,839       1,120,797
  Property, Plant and Equipment, Net                 292,794         253,899
  Other Assets                                       700,509         702,821
                                                   ---------       ---------
  Total Assets                                    $2,167,142       2,077,517
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  129,488         207,068
  Payables and Accrued Liablities                    472,982         457,188
                                                   ---------       ---------
  Total Current Liabilities                          602,470         664,256
  Long-term Debt                                     200,458         205,736
  Deferred Liabilities                                70,946          69,878
                                                   ---------       ---------
  Total Liabilities                                  873,874         939,870
  Total Shareholders' Equity                       1,293,268       1,137,647
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,167,142       2,077,517
                                                   =========       =========





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